                 THE BANK OF CALIFORNIA, NATIONAL ASSOCIATION
                     EXECUTIVE SUPPLEMENTAL BENEFITS PLAN


                       (Restated as of January 1, 1990)


                              TABLE OF CONTENTS


ARTICLE  SECTION                                                           PAGE
  1                    RESTATEMENT AND PURPOSE
           1.1     Restatement of Plan                                        1
           1.2     Purpose of the Plan                                        1
           1.3     Application of Plan                                        1

  2                    DEFINITIONS
           2.1     Definitions                                                1
           2.2     Gender and Number                                          3

  3                    ELIGIBILITY AND PARTICIPATION
           3.1     Eligibility and Participation                              3
           3.2     Duration                                                   3

  4                    BENEFITS
           4.1     Defined Contribution Benefit                               3
           4.2     Contract Payments                                          4
           4.3     Maintenance of Accounts                                    4
           4.4     Vesting and Forfeitures                                    5
           4.5     Payment of Deferred Compensation                           5
           4.6     Death                                                      5

  5                    ADMINISTRATION
           5.1     Compensation and Benefits Committee                        5
           5.2     Uniform Rules                                              5
           5.3     Notice of Address                                          6
           5.4     Records                                                    6
           5.5     Claims Procedure                                           6

  6                    GENERAL PROVISIONS
           6.1     Nonassignability                                           6
           6.2     Incompetency                                               6
           6.3     Employment Rights                                          7
           6.4     No Individual Liability                                    7
           6.5     Illegality of Particular Provision                         7

  7                    AMENDMENT AND TERMINATION
           7.1     Amendment and Termination                                  7
           7.2     Reorganization of the Bank                                 7
           7.3     Protected Benefits                                         8

  8                    APPLICABLE LAWS
           8.1     Applicable Laws                                            8

                         DECLARATION OF AMENDMENT AND
                     RESTATEMENT OF THE BANK OF CALIFORNIA
                             NATIONAL ASSOCIATION,
                      EXECUTIVE SUPPLEMENTAL BENEFITS PLAN


    WHEREAS, The Bank of California, a national association organized under the laws of the United States and headquartered in San Francisco, California (hereinafter called the "Bank") entered into a contract effective as of January 1, 1986 establishing a Supplemental Retirement Plan for eligible executives known as The Bank of California, National Association Executive Supplemental Benefits Plan (the "Plan"), to provide retirement and other benefits for such employees of the Bank (and certain of its affiliates and subsidiaries) as from time to time may be and become Participants; and

    WHEREAS, the Bank has reserved the right to amend the Plan and desires to amend it in certain respects as hereinafter set forth;

    NOW THEREFORE, The Bank of California, National Association Executive Supplemental Benefits Plan is hereby amended and restated to read as follows:

                      ARTICLE 1. RESTATEMENT AND PURPOSE

    1.1 RESTATEMENT OF PLAN. The Bank of California, National Association (the "Bank") hereby restates, effective as of January 1, 1990, its Executive Supplemental Retirement Plan and shall be referred to hereinafter as the "Plan."

    1.2 PURPOSE OF THE PLAN. It is the purpose of this Plan to provide eligible executives with benefits that will compensate them for benefits lost because of maximums imposed by law upon qualified pension and profit sharing plans, and to provide benefits to other eligible executives given deferred compensation agreements by the Board of Directors of the Bank. This Plan is established in order to provide supplemental retirement benefits, payable as provided hereafter solely from the general assets of the Bank. The Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title 1 of the Employee Retirement Income Security Act of 1974.

   1.3 APPLICATION OF PLAN. The terms of this Plan as restated are applicable only to eligible executives who are in the employ of the Bank or an Affiliate on or after January 1, 1987.

                           ARTICLE 2. DEFINITIONS

   2.1 DEFINITIONS. Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless otherwise expressly provided herein, and when the defined meaning is intended, the term is capitalized:

        (a) "AFFILIATE" means BanCal and any corporation which has 50% or more of its voting stock owned by the Bank or BanCal, or any one or more of them.

        (b) "BANK" means The Bank of California, National Association, or any successor thereto.

        (c) "BANCAL" means BanCal Tri-State Corporation or any successor thereto.

        (d) "BENEFICIARY" means the person designated under the Plan by the Participant to receive benefits in the event of his death. Beneficiary designation shall be made on a form provided by the Compensation and Benefits Committee.

        (e)  "BOARD OF DIRECTORS" means the Board of Directors of the Bank.

        (f) "CAPITAL ACCUMULATION PLAN" or "CAP" means The Bank of - California, National Association Capital Accumulation Plan as restated from time to time thereafter.

        (g) "COMPENSATION AND BENEFITS COMMITTEE" means the committee of members of the Board of Directors with authority to administer the Plan as provided under section 5.1.

        (h) "ELIGIBLE EARNINGS" means the full salary and wages paid to a Participant by the Employer for services rendered, including salary, wage, bonus, incentive plan payments, commission and overtime compensation, amounts of Shelter Pay (as defined in the Capital Accumulation Plan) whether or not deferred under CAP, and any amount by which his regular salary or wage is reduced as a result of his election to have contributions made under the Health Pay Plan or any other similar plan maintained by the Employer. Eligible Earnings does not include (i) retention awards, (ii) hiring and moving bonuses, (iii) referral awards, (iv) prizes or monetary awards given in connection with contests or competitions, (v) expatriate allowances, (vi) tax gross-ups, (vii) Christmas gifts and payments of like character, (viii) reimbursement for expenses or allowances therefor, including automobile allowances and moving allowances, (ix) any amount contributed by the employer to any pension plan or plan of deferred compensation other than Shelter Pay deferred under CAP, (x) any amount paid by the Employer for other fringe benefits, such as health and welfare, (other than Health Pay Plan Contributions) hospitalization, and group life insurance benefits, perquisites, and personal use of automobiles, (xi) one-time recognition awards, and (xii) any amount paid to a Participant which the Board of Directors of the Employer shall expressly declare does not constitute "Eligible Earnings."

        (i) "EMPLOYEE" means those individuals or classes of officers of an Employer which are designated by the Board of Directors or its designee to be eligible to participate in this Plan.

        (j) "EMPLOYER" means either the Bank, or any Affiliate which, with the approval of the Chief Executive Officer of the Bank, elects to become a party to the Plan by adopting by a resolution of the respective Board of Directors the Plan for the benefit of its employees, or any one or more of them, as the context indicates.

        (k) "PARTICIPANT" means an employee of the Employer who has satisfied the requirements for participation set forth in section 3.1 of this Plan.

        (l) "PERSONAL RETIREMENT OPTIONS PLAN" or "PRO" means The Bank of California, National Association Personal Retirement Options Plan established January 1, 1986 and as amended or restated form time to time thereafter.

        (m) "RETIREMENT" and "RETIRED" means a Participant's termination of employment after attaining "Early Retirement Age" as defined in the Personal Retirement Options Plan.

   2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine, and the use of any term herein in the singular may also include the plural.

                   ARTICLE 3. ELIGIBILITY AND PARTICIPATION

   3.1 ELIGIBILITY AND PARTICIPATION. Any Employee of the Employer who is prevented from receiving a full allocation of Employer contributions under the Personal Retirement Options Plan as amended ("PRO") and/or Employer contributions (other than elective deferrals) under the Capital Accumulation Plan as amended ("CAP") due to restrictions imposed by the Internal Revenue Code of 1986 as amended ("Code") Section 415 and/or by Section 401(a)(17), or successor provisions thereto, shall become a Participant in this Plan beginning with the first day of the calendar year in which allocations of Employer contributions are limited or reduced under either Plan. Any employee of the Employer who is prevented from receiving a full allocation of Employer matching contributions under the CAP provisions because of the limitations imposed by Code Section 402(g) as adjusted, or successor provisions thereto, on the matched elective deferrals shall become a Participant in this Plan beginning with the first day of the calendar year for which such allocations are limited or reduced. Any Employee who is given a deferred compensation agreement by the Board of Directors or its designee shall become a Participant as of the first day of the month following the month in which his or her participation is approved by the appropriate party.

   3.2 DURATION. An Employee who becomes a Participant shall remain a Participant hereunder until the earliest to occur of (i) his or her Retirement, or (ii) the date upon which his or her employment terminates for any reason.

                             ARTICLE 4. BENEFITS

   4.1 DEFINED CONTRIBUTION BENEFIT. For the calendar year 1986 and for each calendar year thereafter, the Bank shall credit, as of the end of the calendar year, each Participant who qualifies under Article 3 with deferred compensation in an amount equal to the amount of Employer contributions (excluding elective deferrals under CAP) which would have been allocated to his account under CAP and PRO if (i) each Plan lacked provisions designed to comply with Internal Revenue Code Section 415, or successor provision thereto,
(ii) for years 1986 and 1987 the Participant had not entered into an irrevocable agreement to defer payment of salary and bonuses, less the amount actually allocated to his accounts under such Plans, and (iii) for calendar year 1987 and thereafter, the amount of Employer matching contributions which would have been allocated to his account under CAP if the plan did not contain provisions designed to comply with Internal Revenue Code section 402(g), less the Employer contributions (other than elective deferrals under CAP) actually allocated to his account under CAP and PRO that year.

   The deferred compensation amounts specified in the preceding sentence shall be allocated to the account of a Participant as of the date such amounts would have been allocated under the PRO and CAP plans absent such Code limitations or, for 1986 and 1987, compensation deferrals.

   4.2 CONTRACT PAYMENTS. If a Participant has entered into a contract with the Employer that promises deferred compensation to the Participant, whether in the form of allocations or deferrals to a book reserve account, or in the form of monthly payments after separation from service, then such benefits will be paid under the provisions of this Plan to the extent that these provisions are not inconsistent with the Participant's contract.

If the Participant's contract requires that a book reserve account be maintained, then allocations and valuation increases, as well as benefit payments, shall be made under this Plan, and shall be administered by the Compensation and Benefits Committee. Similarly, if the contract calls for deferred payment, the value thereof shall be a liability of this Plan, and the payment of benefits shall be administered by the Compensation and Benefits Committee.

The Board of Directors shall have the power to determine whether benefits required under a separate contract with a Participant shall operate to reduce accruals under section 4.1 and the extent of any such reduction.

    4.3 MAINTENANCE OF ACCOUNTS.

        (a) The Bank shall establish and maintain, in the name of each Participant, an individual account, to be known as the supplemental account, which shall be credited each year with any allocation the Participant is entitled to receive under section 4.1 (and 4.2 if applicable) and earnings or losses on the balance outstanding as of the end of the preceding year.

As of the end of each calendar year, the Compensation and Benefits Committee shall adjust the balance, if any, of the Participant's supplemental account as of the last day of the preceding calendar year, by multiplying such amount by a number equal to one plus the decimal equivalent of the percentage yield, as of the first week of the current calendar year, available for new deposits made to guaranteed interest contracts under CAP and PRO at such time.

        (b) The supplemental account of each Participant shall be entered on the books of the Bank and shall represent a liability, payable when due under this Plan, out of the general assets of the Bank. Prior to benefits becoming due hereunder, the Bank shall expense the liability for payment of such accounts in accordance with policies determined appropriate by the Bank's controller. The supplemental account created for a Participant by the Bank shall not be funded by a trust or an insurance contract; nor shall any assets of the Bank be segregated or identified to such account; nor shall any property or assets of the Bank be pledged, encumbered, or otherwise subjected to a lien or security interest for payment of benefits hereunder.

     4.4 VESTING AND FORFEITURES. A separate accounting shall be kept for each Participant of book accruals (and earnings) attributable, under section 4.1, to the PRO plan, and each Participant shall attain a nonforfeitable right to benefits attributable to such account only to the extent that he is "vested" under the PRO plan. The separate accounting maintained under this section shall be dropped once the Participant becomes fully vested under PRO. The balance of a Participant's supplemental account attributable to CAP benefits shall be nonforfeitable at all times. Any Participant who has his employment terminated by reason of theft, embezzlement, willful misconduct or gross neglect of the employer's policies or procedures shall lose any right to a benefit notwithstanding the fact that he may have attained a vested interest in that benefit.

     4.5 PAYMENT OF DEFERRED COMPENSATION. The amount accumulated in a Participant's supplemental account shall be distributed in a single sum at the same time as his distribution from the Personal Retirement Options Plan.

     4.6 DEATH. The supplemental account of a Participant who dies while employed shall be paid in a lump sum to the Participant's Beneficiary at the same time as benefits are paid out to the beneficiary designated under the Personal Retirement Options Plan.

                             ARTICLE 5.  ADMINISTRATION

     5.1 COMPENSATION AND BENEFITS COMMITTEE. This Plan shall be administered by the Employee Compensation and Benefits Committee of the Board of Directors of the Bank (the "Committee"). The Committee shall consist of not fewer than three (3) members of the Board of Directors of the Bank. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee shall be filled by the Board of Directors. No directors, while a Participant in this Plan, shall be eligible to serve as a member of the Committee.

The interpretation and construction by the Committee of any provisions of the Plan shall be final unless otherwise determined by the Board of Directors. Subject to the Board, the Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to decide upon claims pursuant to section 5.5 below, and to make all other determinations necessary for its administration.

Without limiting the generality of the foregoing, the Committee shall have the authority to calculate pensions and deferred compensation amounts allocable to Participants, and to maintain and adjust supplemental accounts. The Committee shall have the authority to delegate responsibility for performance of ministerial functions necessary for administration of the Plan to such officers of the Bank, excluding Participants, as the Committee shall in its discretion deem appropriate.

     5.2 UNIFORM RULES. In administering the Plan, the Committee will apply uniform rules, policies and procedures to all Participants similarly situated, which uniform rules, policies and procedures shall be maintained by the Bank in writing.

     5.3 NOTICE OF ADDRESS. Any payment to a Participant or Beneficiary, at the last known post office address on file with the Bank, shall constitute a complete acquittance and discharge to the Bank and any director or officer with respect thereto unless the Bank shall have received prior written notice of any change in the address, condition, or status of the distributee. Neither the Bank nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of any Participant or his Beneficiary.

     5.4 RECORDS. The records maintained by the Bank under the direction of the Committee with respect to the Plan shall be conclusive on all Participants, all Beneficiaries, and all other persons whomsoever.

     5.5 CLAIMS PROCEDURE. If any claim for benefits under the Plan is wholly or partially denied by the Committee, the claimant shall be given notice in writing, within a reasonable period of time after receipt of the claim by the Plan, by registered or certified mail, of such denial, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the Plan's claims review procedure. The claimant also shall be advised that he or his duly authorized representative may request a review by the Board of Directors of the decision denying the claim by filing with the Board, within 65 days after such notice has been received by the claimant, a written request for such review, and that he may review pertinent documents, and submit issues and comments in writing within the same 65-day period. If such request is so filed, such review shall be made by the Board within 60 days after receipt of such request; and the claimant shall be given written notice of the decision resulting from such review, and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

                        ARTICLE 6.  GENERAL PROVISIONS

     6.1 NONASSIGNABILITY. Benefits under the Plan are not in any way subject to the debts or other obligations of the persons entitled thereto and may not voluntarily or involuntarily be sold, transferred, or assigned. Any voluntary attempt to sell, anticipate, assign, or encumber benefits under this Plan shall operate to cancel the benefit or the balance of a Participant's supplemental account as of the date of such attempt and to relieve the Bank from any future liability to pay or distribute any benefit with respect to such canceled amount.

     6.2 INCOMPETENCY. Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Compensation and Benefits Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee, or other person legally vested with the care of his estate has been appointed. In the event that the Compensation and Benefits Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Compensation and Benefits Committee to have incurred expense for such person otherwise entitled to payment.

     In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payment shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Compensation and Benefits Committee. Any payment made under the provisions of this section shall be a complete discharge of liability therefor under the Plan.

     6.3 EMPLOYMENT RIGHTS. The establishment of the Plan shall not be construed as conferring any legal rights upon any Participant or any other person for a continuation of employment, nor shall it interfere with the rights of the Bank to discharge any person or treat him without regard to the effect which such treatment might have upon him as a person covered by this Plan.

     6.4 NO INDIVIDUAL LIABILITY. It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Bank, or any representatives appointed hereunder by the Bank, under or by reason of any of the terms or conditions of the Plan.

     6.5 ILLEGALITY OF PARTICULAR PROVISION. If any particular provision of this Plan shall be found to be illegal or unenforceable, such provision shall not affect any other provision thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

                   ARTICLE 7.  AMENDMENT AND TERMINATION

     7.1 AMENDMENT AND TERMINATION. The Bank expects the Plan to be permanent, but since future conditions affecting the Bank cannot be anticipated or foreseen, the Bank must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of its Board of Directors.

     7.2 REORGANIZATION OF THE BANK. In the event of a merger or consolidation of the Bank, or the transfer of substantially all of the assets of the Bank to another corporation, such continuing, resulting or transferree corporation shall have the right to continue and carry on the Plan and to assume all liabilities of the Bank hereunder without obtaining the consent of any Participant or Beneficiary. If such successor shall assume the liabilities of the Bank hereunder, then the Bank shall be relieved of all such liability, and no Participant or Beneficiary shall have the right to assert any claim against the Bank for benefits under or in connection with this Plan.

     7.3 PROTECTED BENEFITS. If the Plan is terminated, or if liabilities accrued hereunder up to the date of an event specified in section 7.2 are not assumed by the successor to the Bank, then the dollar amount of benefits of each retired Participant and Beneficiary and the dollar amount of vested benefits of each active Participant shall be guaranteed and shall not thereafter be reduced without the Participant's or Beneficiary's consent.

                           ARTICLE 8.  APPLICABLE LAWS

     8.1 APPLICABLE LAWS. The Plan shall be governed by and construed according to the laws of the State of California.

     IN WITNESS WHEREOF, The Bank of California, National Association, has caused this instrument to be executed by its duly authorized officers and its corporate seal to be hereunto affixed, this 20th day of September 1990, but effective as of January 1, 1990.


                                  THE BANK OF CALIFORNIA, NATIONAL ASSOCIATION


                                  By /s/ Y. Gomi
                                    --------------------------------
                                  Its                 President
                                     -----------------


ATTEST                            By /s/ John H. McGuckin, Jr.
                                    --------------------------------
                                  Its                 Secretary
                                     -----------------

(S E A L)

                             AMENDMENT NUMBER ONE
                 TO THE BANK OF CALIFORNIA, NATIONAL ASSOCIATION
                     EXECUTIVE SUPPLEMENTAL BENEFITS PLAN

The Bank of California, National Association Executive Supplemental Benefits Plan (the "Plan"), as restated effective January 1, 1986, is amended as follows:

(1) Effective January 1, 1997, Article 1 (Restatement and Purpose) is amended by adding the following Section 1.4:

      1.4 MERGER WITH UNION BANK OF CALIFORNIA, NATIONAL ASSOCIATION. Union Bank merged with The Bank of California, National Association effective April 1, 1996. The resulting corporate entity is the Union Bank of California, National Association. Payment of Plan benefits shall occur at the same time as a Participant's distribution from the Union Bank of California 401(k) Plan or The Bank of California, National Association Personal Retirement Options Plan, whichever occurs last.

(2) Effective December 31, 1996, Section 4.5 (Payment of Deferred Compensation) is amended in its entirety to read as follows:

      4.5 PAYMENT OF DEFERRED COMPENSATION. The amount accumulated in the Participant's supplemental account shall be distributed in a single sum at the same time as his distribution from the Union Bank of California 401(k) Plan or The Bank of California, National Association Personal Retirement Options Plan, whichever occurs last.

This Amendment Number One is executed on this THIRD day of February, 1997.

                                UNION BANK OF CALIFORNIA, NATIONAL ASSOCIATION


                                By /s/ Paul Fearer
                                  ------------------------------------------

                                Title   Director of Human Resources
                                     ---------------------------------------

                                AGREEMENT

     This Agreement ("Agreement") is dated as of August 13, 1993 and is entered into by, between, and among Roy A. Henderson ("Mr. Henderson"), The Bank of California, a national banking association ("the Bank"), and BanCal Tri-State Corporation, a Delaware corporation which is the bank holding company of the Bank and wholly-owned subsidiary of the Mitsubishi Bank, Ltd. ("BankCal Tri-State"). As an inducement to render services and superior performance to the Bank as an officer and director, and to BanCal Tri-State as an officer and director, to the benefit of both the Bank and BanCal Tri-State, Mr. Henderson, the Bank and BanCal Tri-State agree as follows:

     1. EMPLOYMENT. The Bank agrees to employ Mr. Henderson, and Mr. Henderson agrees to serve the Bank and BanCal Tri-State as Vice-Chairman and "Sector Executive-Regional Bank" and as a director of the Bank and BanCal Tri-State. Mr. Henderson will join the Bank as a Senior Executive Vice President. The title of Vice-Chairman is subject to approval by the Board of Directors and will be submitted to the Board for approval no later than 12/31/93. Mr. Henderson's duties and powers will include management of the Bank's Commercial Banking, Private Banking, Trust, and Sales, Planning and Marketing functions, and such other duties relating to the business of the Bank as may be reasonably be required of him from time to time by the President and Chief Executive Officer of the Bank. Mr. Henderson will be a member of the Bank's Executive Management Committee, and will report to the President and Chief Executive Officer. Mr. Henderson agrees while employed by the Bank to devote his best talents and abilities on a full-time basis to his duties with the Bank. It is understood that Mr. Henderson may spend a reasonable amount of time on civic affairs and board representations subject to the Bank's normal policies and procedures.

     2. TERMINATION OF EMPLOYMENT. The Board of Directors of the Bank may terminate the employment of Mr. Henderson at pleasure. The Board of Directors of BanCal Tri-State may terminate the employment of Mr. Henderson at pleasure.

     3. BASE SALARY. Mr. Henderson shall, during the term of this Agreement, receive a base salary of $27,084 per month. Such salary shall be paid in semi-monthly installments less applicable withholding and salary reductions. The Bank will periodically review and may, in its discretion, periodically increase the base salary, but may not, however, reduce Mr. Henderson's base salary during the term of this Agreement.

     4. BENEFITS. In addition to the benefits specifically described in this Agreement, Mr. Henderson shall be entitled to participate in the employee benefit programs generally available to senior executive employees of the Bank. Mr. Henderson will receive four weeks paid vacation per year. The Bank agrees to pay the cost of continuing Mr. Henderson's existing health insurance coverage for himself and his family from his previous employer until such time as he is eligible for coverage under the Bank's medical insurance plan. Mr. Henderson will receive a car allowance of $1,000 per month, membership in a luncheon club at the Bank's expense, and annual reimbursement of up to $4,500 for personal financial planning purposes. Mr. Henderson will be eligible to participate in the Bank's Long-Term Disability Plan ("LTD") Capital Accumulation Plan ("CAP") and Personal Retirement Options ("PRO") in accordance with the eligibility requirements and terms of those specific plans. He shall be entitled to participate in other employee benefits as of the first of the month after completing sixty days of employment.

     5. BONUS. Mr. Henderson will become a participant in the Bank's Management Incentive Plan ("MIP") with an annual bonus opportunity of 30% of his base salary. Provided his employment with the Bank begins on or before September 30, 1993, Mr. Henderson's 1993 incentive payment will be based on corporate performance and mutually agreed upon group and individual objectives to be established within thirty days after Mr. Henderson begins his employment with the Bank. The amount of bonus payment for 1993, if any is earned, will be prorated in accordance with his date of hire.

     6. RELOCATION. Mr. Henderson will receive the relocation benefits described in Appendix A. In addition, he will receive a sign-on bonus of $75,000 payable within five days of the effective date of this Agreement.

     7. LONG-TERM INCENTIVE PLAN. Mr. Henderson will be granted 750 initial shares of "phantom stock" as a participant in the Bank's Long-Term Incentive Plan subject to the terms and conditions of that plan. Mr. Henderson shall be eligible for the award of additional shares in future years.

     8. BUSINESS EXPENSES. Mr. Henderson shall be authorized to incur necessary and reasonable travel, entertainment and other business and professional expenses in connection with or reasonably related to his duties and position. The Bank will reimburse Mr. Henderson for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Bank's generally applicable policies.

     9. CONTINGENT COMPENSATION. Because of the possibility of termination at any time pursuant to paragraph 2 of this Agreement, and in order to obtain the services of Mr. Henderson for the benefit of both the Bank and BanCal Tri-State, and induce him to relocate to San Francisco and to enter into this agreement, either the Bank, or if for any reason the Bank is unable to make such payment, BanCal Tri-State, agrees, subject to applicable regulations, to pay to Mr. Henderson additional compensation as follows:

     (9.1) Upon the occurrence of a "Qualifying Event" which occurs within four years from the effective date of this agreement and as defined in subparagraph (9.2) of this Agreement, during the period between 90 days prior to an announcement of, and two years after a Change in Control, as defined in subparagraph (9.3), the Bank (or BanCal Tri-State) shall immediately pay to Mr. Henderson an amount equal to two times his average annualized includible compensation, calculated in accordance with Section 280G(b)(3)(A) of the Internal Revenue Code, as amended, or any successor provision, and the Regulations thereunder, from the beginning of his employment with the Bank or the last five (5) years of his employment with the Bank, whichever period is shorter.

     (9.2) Any of the following shall constitute a Qualifying Event under this Agreement:

          (a) Termination of Mr. Henderson's employment by the Bank for other than either willful misconduct or gross negligence, in the performance of his duties for the Bank; or

          (b) Voluntary termination of his employment by Mr. Henderson, if such termination occurs after Mr. Henderson's position, duties, responsibilities, work location, compensation or benefits are materially altered by the Bank to his detriment; or

           (c) Mr. Henderson's death, or his incapacity for a period of six or more consecutive months as the result of a physical or mental sickness or injury.

     (9.3) A Change in Control of the Bank or BanCal Tri-State means, and shall be deemed to have occurred, if and when

          (a) within the meaning of Section 13(d) of the Securities Exchange Act of 1934, any person or group other than Mitsubishi Bank, Ltd., becomes a beneficial owner, directly or indirectly, or securities of the Bank or BanCal Tri-State representing 50% or more of the total fair market value or the total voting power of the Bank or BanCal Tri-State's then outstanding securities; or

          (b) the stockholders of the Bank or BanCal Tri-State approve the dissolution or liquidation of the Bank or BanCal Tri-State; or

           (c) the stockholders of the Bank or BanCal Tri-State approve an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities, as a result of which less than 50% of the total fair market value or the total voting power of securities of the surviving or resulting entity are, or are to be, owned by the former stockholders of the Bank or BanCal Tri-State; or

           (d) the stockholders or the directors of the Bank or of BanCal Tri-State approve the sale of 33% or more of the Bank's or BanCal Tri-State's business and/or assets.

           (9.4) If Mr. Henderson is terminated under circumstances other than those described in subparagraph (9.1) above, he will receive those termination benefits, if any, accorded senior executive employees under Bank policy or practice in effect at the time of his termination.

     10. BOARD MEMBERSHIP. BanCal Tri-State shall cause Mr. Henderson to be elected to the Boards of Directors of both BanCal Tri-State and the Bank as soon as reasonably possible after the effective date of this Agreement.

     11. GOVERNING LAW. This Agreement is made and entered into in the State of California, and the laws of California shall govern as to validity and interpretation in the performance by the parties of their respective duties and obligations.

     12. AMENDMENT. This Agreement constitutes the entire Agreement of the parties, and may be altered or amended or any provided hereof waived only by an agreement in writing signed by the party against whom enforcement of any alteration, amendment or waiver is sought. No waiver by either party of any breach of this Agreement shall be considered as a waiver of any subsequent breach.

     13. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be constructed as if such invalid, illegal or unenforceable provision had never been a part of the Agreement and there shall be substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

     14. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

     15. EFFECTIVE DATE. This Agreement shall become effective upon its execution by all parties and the receipt of a no objection letter from the Office of the Comptroller of the Currency pursuant to Section 914 of the Federal Deposition Insurance Corporation Improvement Act of 1991.

     16. TERM OF AGREEMENT. This Agreement shall become effective on its EFFECTIVE DATE, as defined herein, and shall remain in effect during the term of employment of Mr. Henderson by the Bank and BanCal Tri-State.


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

     17. ARBITRATION. The parties agree to submit any and all claims arising from the employment relationship described herein or the termination of such employment relationship and any other disputes involving the terms of this Agreement to arbitration. Any such arbitration shall be governed by the California Arbitration Act and shall be conducted by and in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof. Each party agrees to bear its own costs and attorneys' fees incurred in connection with any arbitration conducted pursuant to this provision, except that, if Mr. Henderson shall substantially prevail in such proceeding, the Bank shall pay his costs and reasonable attorneys' fees. In agreeing to arbitrate all claims described herein, the parties forego any right they may have to seek relief from the state and federal courts and any and all administrative agencies that might otherwise have jurisdiction over such claims.

        DATED August 13, 1993

                       ROY A. HENDERSON

                       /s/ Roy A. Henderson
                       --------------------

                      THE BANK OF CALIFORNIA, N.A.



                      By /s/ Y. Gomi
                        -------------------------------------------------
                          Chairman, President and Chief Executive Officer



                        BANCAL TRI-STATE CORPORATION



                        By /s/ Y. Gomi
                          -------------------------------------------------
                            Chairman, President and Chief Executive Officer

                              ROY A. HENDERSON
                        CUSTOMIZED RELOCATION POLICY


ADMINISTRATION: Employee relocations are administered by the Manager of Payroll/Operations, Leonor Grima, who will coordinate with other departments within the Bank. Contact Ms. Grima at (415) 765-2509, to make arrangements with a moving company; do not make the initial contact or make a commitment to any carrier before discussing it with Ms. Grima.

MOVING AND STORAGE: The Bank will provide for the packing, unpacking, shipment and insuring of your normal household goods and two automobiles. The Bank will not accept responsibility for, nor will it pay for the cost of moving articles of exceptional value or such articles as perishables, combustible items, and items which may cause contamination or damage to other goods, recreational vehicles, airplanes, trailers, motorcycles, antique cars, animals, frozen foods, lumber and plywood, bricks, fireplace wood, building materials, swimming pools, jewelry, precious stones, legal documents, money (cash, securities, bonds, notes), or other articles which cannot be transported economically or practically in a moving van.

INSURANCE: The Bank will insure each shipment up to $75,000. Additional insurance may be obtained through the Bank, but must be paid for by the employee.

TEMPORARY LIVING: The Bank will provide for temporary living until you secure a permanent residence in the Bay area. Human Resources will provide a list of accommodations or assist in finding accommodations. You will be reimbursed for the cost of meals, up to $40 per day per person, rental car, telephone charges, and laundry until March 1, 1994.

SWING LOAN: The bank will offer you reimbursement of reasonable loan fees and interest charges incurred on a bridge loan of up to 90% of the equity in your Seattle residence obtained from a reputable financial institution for period of up to 18 months from date of hire or until your Seattle residence is sold, whichever comes first.

PURCHASE OF NEW RESIDENCE: The bank will reimburse all reasonable fees and costs (excluding interest) incurred on financing provided by a reputable financial institution.

The Bank will also provide reimbursement of the following costs associated with the purchase of your residence in the Bay area:

     A) Abstract/title search
     B) Assumption fees
     C) Attorneys fees
     D) Credit report
     E) Escrow fees
     F) Lenders' inspection fee
     G) Notary fees
     H) Photo
     I) Recording fees
     J) Roof inspection
     K) Settlement/closing fees
     L) State, City, County stamps on Deed/Mortgage/Note

                              Appendix A

     M) State surtax stamps
     N) Tax service fee
     O) Title examination
     P) Title insurance (owner's coverage)
     Q) Title insurance binder (lenders)
     R) Transfer fees
     S) Home inspection (not to exceed $300)
     T) Toxic substance inspection (not to exceed $300)


DUPLICATE HOUSING COSTS: Once you have purchased and occupy a new residence in the Bay area and temporary living expenses cease, the bank will then reimburse expenses associated with your Seattle residence to include interest, insurance, taxes, and maintenance costs commencing at the time your permanent housing costs begin in the Bay area for the duration of the period not to exceed 18 months from your date of hire.

INTERIM TRAVEL: During the period preceding the relocation of your family to the Bay area, the Bank will reimburse you for the cost of coach travel between San Francisco and Seattle for up to a maximum of two trips per month.

SALE OF PERSONAL RESIDENCE: The bank will reimburse you the following cost associated with the sale of your Seattle residence:

     A) Real Estate Brokers fee
     B) Title and escrow fees
     C) Termite inspection (but not actual work)
     D) Prepayment penalties
     E) Recording and reconveyance fees
     F) Transfer taxes

RELOCATION ALLOWANCE: The Bank will provide a one time benefit, up to $8,000 when selling and buying a home, or up to $4,000 when relocating employees sell their prior residence and rent in a new location, for reimbursement of related moving expense such as automobile registration, license, local taxes, cable, trash removal, telephone installation, special utility hook-ups, installation of drapes or carpets, etc. Any allowance not accounted for by receipts may be taxable.

FINAL TRIP TO THE NEW LOCATION: The Bank will reimburse the cost of transportation for you and your family from the old to the new location. Should you elect to drive to the new location, you are expected to drive via the most direct route and the trip will be reimbursed at the standard rate per mile, in accordance with the IRS regulations. You are expected to drive 300 miles per day. Reasonable expenses will be reimbursed for lodging and meals in route for you, your wife and other eligible household members. Upon arrival at the new location, if necessary, the Bank will reimburse for one night's lodging and meals for the family and eligible household members as part of the final move trip.

Should you travel by air, one-way coach fare is provided for you and your immediate family traveling from the old location to the new location. You will be authorized time off with pay up to a maximum of three working days to pack, travel to your new home, and unpack household goods.

SPOUSAL EMPLOYMENT ASSISTANCE: The Bank will contribute up to $500 toward a provider of job search and counseling services.

MOVING EXPENSES UNDER THE TAX REFORM ACT: Under the IRS Regulations, any amount received or accrued, directly or indirectly by you as payment or reimbursement for expenses of moving from one residence to another residence must be included in gross income by the taxpayer as compensation for services. Therefore, all reimbursements and payments made by the Bank in your behalf (including the moving company bill) will be reported by the Bank and will be included in your gross income on your W-2 form at the year-end.

Upon completion of your move, you will be furnished with a recap of all moving expenses reimbursed to you by the Bank or paid in your behalf on an Internal Revenue Service From 4872 or substitute. This information will provide a breakdown of the total moving expenses which will be of assistance to you if you are entitled to declare a moving expense deduction, and for the detailed moving expense information with respect to the deduction, see Internal Revenue Service Form 3903 and Publication 521.

TAX REQUIREMENTS: Present federal tax laws require that certain moving expenses be treated as income by the employee. In these instances, the Bank will scale up the reimbursement to provide for the additional tax. The basis for computation of the tax rate shall be your total base salary (excluding other income), plus reimbursed moving expenses less an amount for present exemptions, and the standard allowance for deductions.

SUBMITTING EXPENSES: All incurred expenses must be submitted in writing to the Manager of Payroll/Operations, 400-10, for approval. These submissions should follow these guidelines:

     - Expenses must be itemized and submitted with receipts and vouchers.
     - All expenses are charged to the receiving cost center.
     - The department manager is not authorized to approve payment for moving expenses.
     - The Controller's Division will reimburse the employee by direct deposit into his/her checking account or by check.

TIME LIMIT

You will have eighteen months from date of hire to utilize these benefits.